UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Michael J. Mendes and Steven M. Neil resigned from the Board of Directors of Diamond Foods effective March 7, 2012.

(c)

On March 7, 2012, Diamond entered into an employment agreement with Richard G. Wolford, its Acting President and Chief Executive Officer, pursuant to which it agreed to pay Mr. Wolford a salary of $100,000 per month and to reimburse him for all reasonable expenses incurred by him in the course of his duties. Due to the temporary nature of this employment, Mr. Wolford will not participate in any Diamond management incentive or equity plans; however, he will be eligible to receive equity awards on substantially the same terms that he would have received in the event he had remained a member of the Board of Directors but had not been appointed an employee of Diamond. While Mr. Wolford serves as Acting President and Chief Executive Officer, he will not be eligible to receive cash compensation as a member of the Board of Directors.

(d)

Effective March 7, 2012, the Board of Directors (“Board”) of Diamond Foods, Inc. (“Company”) appointed Alison Davis and Nigel Rees (“New Directors”) as members of the Company’s Board and members of the Board’s Audit Committee.

Pursuant to the Company’s non-employee director compensation policy, each New Director will receive an annual cash retainer of $50,000 for service as a director, $8,000 for service as a member of the Audit Committee and reimbursement for his or her reasonable expenses in attending Board meetings. In addition, each New Director automatically received awards of restricted stock and a stock option under the Company’s 2005 Equity Incentive Plan. The New Directors received a grant of 4,977 shares of restricted stock, which is equal to $120,000 divided by $24.11, the closing price of the Company’s common stock on March 7, 2012. The restricted stock vests in three, equal, annual installments, commencing with the first anniversary of the date of grant, provided the New Director remains in continuous service as a director through that date. Prior to vesting, the New Directors are entitled to vote and receive dividends with respect to such shares, but not to transfer them. The restricted stock award will become fully vested if the Company is acquired prior to or at the time of termination of service. The Company retains the right to repurchase these shares for a nominal purchase price until they are vested.

The New Directors also were granted an option to purchase 10,000 shares of the Company’s common stock at an exercise price of $24.11 per share, which was the closing price of the Company’s common stock on March 7, 2012. The option has a ten-year term and terminates six months following the date the New Director ceases to be a member of the Board or a consultant to the Company, or 12 months following that date if the termination is due to death or disability. The option vests and becomes exercisable in full on the first anniversary of the date of grant, provided the New Director remains in continuous service as a director through that date. In addition, the option will become fully vested and exercisable if the Company is acquired prior to or at the time of a New Director’s termination of service.

The Company intends to enter into its standard indemnification agreement with each of the New Directors. There is no arrangement or understanding pursuant to which either New Director was appointed as a director. There are no related person transactions between either New Director and the Company other than those that have been disclosed in this Current Report on Form 8-K.

Ms. Davis most recently served as the Managing Partner of Belvedere Capital, a leading investor in the U.S. financial services sector, and she was previously the Chief Financial Officer of Barclays Global Investors, an institutional investment firm with over $1.5 trillion of assets under management. Ms. Davis is a member of the Board of Directors of Royal Bank of Scotland and Unisys. Mr. Rees serves as Vice President and Controller of McKesson Corporation, a publicly traded healthcare services and technology company. Prior to joining McKesson, Mr. Rees was Senior Vice President of Finance at Adecco, SA, a global staffing and professional services company. Mr. Rees is a CPA and began his career in public accounting with Deloitte and Touche LLP.

Item 7.01. Regulation FD Disclosure

Diamond Foods, Inc. issued a press release on March 8, 2012 regarding the appointment of Alison Davis and Nigel Rees to the Company’s Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. This information contain herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of Diamond Foods, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit	Description

99.1	Diamond Foods, Inc. press release dated March 8, 2012

99.2	Letter Agreement between the Company and Richard Wolford

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: March 8, 2012	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: Senior Vice President, General Counsel and Human Resources